Exhibit 99.1

Contact:	Chris Papa
Post Properties, Inc.
(404) 846-5028

Post Properties, Inc. Announces At-the-Market Offering

ATLANTA, May 31, 2012 – Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today announced that it has filed a prospectus supplement under which it may sell up to 4,000,000 shares of its common stock from time to time through J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Cantor Fitzgerald & Co. and Mitsubishi UFJ Securities (USA), Inc., as sales agents. As of May 31, 2012, approximately 136,500 shares of common stock remain available for issuance under the Company’s existing at-the-market offering previously announced on February 9, 2010. The Company expects to sell these remaining shares pursuant to its existing at-the-market offering before selling any shares pursuant to the new at-the-market offering announced today.

Sales of common stock under the new at-the-market offering, if any, would be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices or as otherwise agreed with the agents. The Company intends to use the proceeds from any sales for general corporate purposes.

The common stock to be sold in the new at-the-market offering, if any, will be made pursuant to a prospectus supplement to the Company’s prospectus, dated May 31, 2012, filed as part of the Company’s effective registration statement. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The at-the-market offering may be made only by means of a prospectus supplement and the related prospectus.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Cantor Fitzgerald & Co. and Mitsubishi UFJ Securities (USA), Inc. are the sales agents for the new at-the-market offering. Copies of the prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 866-803-9204; Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, telephone: 800-326-5897; Cantor Fitzgerald & Co., Attention: Equity Capital Markets, 110 East 59th Street, New York, New York, 10022, telephone: 212-829-7122; or Mitsubishi UFJ Securities (USA), Inc., Attention: Capital Markets Group, 1633 Broadway, 29th Floor, New York, New York 10019.

About Post Properties

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 21,622 apartment units in 58 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 1,810 apartment units in six communities currently under development. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

# # #